Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER

by and between
First Commonwealth Financial Corporation
and
Centric Financial Corporation

Dated as of August 30, 2022

010-9405-7871/10/AMERICAS

Page

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Company Common Stock	2
1.5	Treatment of Company Preferred Stock	3
1.6	Purchaser Common Stock	3
1.7	Treatment of Company Equity Awards	3
1.8	Treatment of Company Warrants	5
1.9	Articles of Incorporation of Surviving Corporation	5
1.10	Bylaws of Surviving Corporation	5
1.11	Tax Consequences	5
1.12	Bank Merger	5
1.13	Principal Executive Offices of Surviving Corporation	6
ARTICLE II	EXCHANGE OF SHARES	6
2.1	Purchaser to Make Shares Available	6
2.2	Exchange of Shares	6
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY	9
3.1	Corporate Organization	9
3.2	Capitalization	11
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	15
3.6	Financial Statements	15
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	18
3.11	Employee Benefits; Employees	19
3.12	Compliance with Applicable Law	24
3.13	Certain Contracts	26
3.14	Agreements with Regulatory Agencies	27
3.15	Risk Management Instruments	27
3.16	Environmental Matters	28
3.17	Investment Securities and Commodities	28
3.18	Real Property	29
3.19	Intellectual Property	29
3.20	Related Party Transactions	30
3.21	State Takeover Laws	30
3.22	Reorganization	30
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Page

3.23	Opinion	30
3.24	Company Information	30
3.25	Loan Portfolio	31
3.26	Insurance	32
3.27	Information Security	32
3.28	Dissenters’ Rights	32
3.29	Subordinated Indebtedness	32
3.30	Mortgage Banking Business	33
3.31	No Other Representations or Warranties	34
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	34
4.1	Corporate Organization	35
4.2	Capitalization	35
4.3	Authority; No Violation	37
4.4	Consents and Approvals	38
4.5	Reports	38
4.6	Financial Statements	39
4.7	Broker’s Fees	40
4.8	Absence of Certain Changes or Events	40
4.9	Legal Proceedings	41
4.10	Taxes and Tax Returns	41
4.11	SEC Reports	42
4.12	Compliance with Applicable Law	42
4.13	Certain Contracts	43
4.14	Agreements with Regulatory Agencies	43
4.15	State Takeover Laws	43
4.16	Reorganization	44
4.17	Purchaser Information	44
4.18	Information Security	44
4.19	No Other Representations or Warranties	44
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	45
5.1	Conduct of Business Prior to the Effective Time	45
5.2	Company Forbearances	45
5.3	Purchaser Forbearances	49
ARTICLE VI	ADDITIONAL AGREEMENTS	50
6.1	Regulatory Matters	50
6.2	Access to Information	52
6.3	Shareholders’ Approvals	53
6.4	Legal Conditions to Merger	54
6.5	Stock Exchange Listing	54
6.6	Employee Benefit Plans	54
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Page

6.7	Indemnification; Directors’ and Officers’ Insurance	58
6.8	Additional Agreements	59
6.9	Advice of Changes	59
6.10	Dividends	60
6.11	Corporate Governance	60
6.12	Acquisition Proposals	60
6.13	Public Announcements	61
6.14	Change of Method	61
6.15	Restructuring Efforts	62
6.16	Takeover Statutes	62
6.17	Exemption from Liability Under Section 16(b)	62
6.18	Assumption of Company Debt	63
6.19	Bank Merger	63
ARTICLE VII	CONDITIONS PRECEDENT	63
7.1	Conditions to Each Party’s Obligation to Effect the Merger	63
7.2	Conditions to Obligations of Purchaser	64
7.3	Conditions to Obligations of Company	65
ARTICLE VIII	TERMINATION AND AMENDMENT	66
8.1	Termination	66
8.2	Effect of Termination	67
8.3	Amendment	69
8.4	Extension; Waiver	69
ARTICLE IX	GENERAL PROVISIONS	69
9.1	Closing	69
9.2	Nonsurvival of Representations, Warranties and Agreements	69
9.3	Expenses	70
9.4	Notices	70
9.5	Interpretation	71
9.6	Counterparts	72
9.7	Entire Agreement	72
9.8	Governing Law; Jurisdiction	72
9.9	Waiver of Jury Trial	72
9.10	Assignment; Third Party Beneficiaries	73
9.11	Specific Performance	73
9.12	Severability	73
9.13	Delivery by Facsimile or Electronic Transmission	74

Exhibit A -    Forms of Voting Agreement
Exhibit B -    Agreement of Merger of Centric Bank with and Into First Commonwealth
        Bank
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INDEX
    Page    Page

Acquisition Proposal    61
affiliate    72
Agreement    1
Bank Merger    6
Bank Merger Agreement    6
Bank Merger Certificates    6
Bank Regulatory Applications    51
BHC Act    10
business day    72
Certificate    2
certificates    6
Chosen Courts    73
CIC Payment    58
Closing    70
Closing Date    70
Code    1
Company    1
Company 401(k) Plan    21
Company Articles    11
Company Bank    6
Company Benefit Plans    20
Company Bylaws    11
Company Common Stock    2
Company Contract    27
Company Designated Directors    61
Company Disclosure Schedule    9
Company ERISA Affiliate    20
Company Indemnified Parties    59
Company Insiders    63
Company Leased Properties    29
Company Meeting    54
Company Owned Properties    29
Company Preferred Stock    3
Company Qualified Plans    21
Company Real Property    30
Company Regulatory Agreement    28
Company Reports    15
Company Restricted Stock Award    4
Company Stock Option    3
Company Stock Plans    5
Company Subsidiary    11
Company Warrant    5
Confidentiality Agreement    53
Continuing Employee    55
Effective Time    2
Enforceability Exceptions    14
Environmental Laws    28
ERISA    20
Exchange Act    31
Exchange Agent    6
Exchange Fund    6
Exchange Ratio    2
FDIC    12
Federal Reserve Board    14
GAAP    10
Governmental Entity    15
Intellectual Property    30
IRS    19
knowledge    72
Liens    13
Loans    31
made available    72
Material Adverse Effect    10
Materially Burdensome Regulatory Condition    52
Merger    1
Merger Consideration    2
Multiemployer Plan    22
Multiple Employer Plan    22
New Plans    56
NYSE    8
OTC Markets    14
Other Company Equity Award    5
Pandemic    11
Pandemic Measures    11
PBCL    1
PDBS    14
Pennsylvania DOS    2
Per Share Stock Consideration    5
Permitted Encumbrances    29
person    72
Personal Data    25
Premium Cap    59
Proxy Statement    15
Purchaser    1
Purchaser 401(k) Plan    57
Purchaser Articles    5
Purchaser Bank    6
Purchaser Bylaws    6
Purchaser Common Stock    2
Purchaser Disclosure Schedule    35
Purchaser Equity Awards    37
Purchaser Regulatory Agreement    44
Purchaser Reports    43
Purchaser Restricted Stock Award    36
Purchaser Share Closing Price    8
Purchaser Stock Options    36
Purchaser Stock Plans    37
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Purchaser Subsidiary    36
Regulatory Agencies    16
Representatives    61
Requisite Company Vote    14
Requisite Regulatory Approvals    52
S-4    15
SEC    15
Securities Act    43
Security Breach    26
SRO    16
Statement of Merger    2
Stephens    18
Subsidiary    11
Surviving Corporation    1
Takeover Statutes    31
Tax    19
Tax Return    20
Taxes    19
Termination Date    67
Termination Fee    69
Total Payments    58
Voting Agreements    1

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2022 (this “Agreement”), by and between Centric Financial Corporation, a Pennsylvania corporation (“Company”), and First Commonwealth Financial Corporation, a Pennsylvania corporation (“Purchaser”).
RECITALS
WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and
WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, as an inducement for Purchaser to enter into this Agreement, the directors and certain executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the forms attached hereto as Exhibit A; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER

1.1The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.
1.2Effective Time. The Merger shall become effective as set forth in the statement of merger to be filed with the Pennsylvania Department of State (the “Pennsylvania DOS”) on the Closing Date (the “Statement of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Statement of Merger.

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1.3Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.
1.4Conversion of Company Common Stock. (a) Subject to Section 2.2(e), each share of the Class A voting common stock, $1.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), except for shares of Company Common Stock owned by Company as treasury stock or owned by Company or Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and Dissenting Shares, shall be converted into the right to receive 1.09 shares (the “Exchange Ratio” and such shares, together with the shares to be issued pursuant to Sections 1.7 and 1.8, the “Merger Consideration”) of the common shares, $1.00 par value per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common shares of the Surviving Corporation.
(b)All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Sections 1.7, 1.8 and 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Purchaser (in each case other than in a fiduciary or agency capacity

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or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.
1.5Treatment of Non-Voting Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser or the Company, each share of Class B non-voting common stock, $1.00 par value per share, of the Company (the “Company Non-Voting Common Stock”) and each share of Preferred Stock, $1.00 par value per share, of Company (the “Company Preferred Stock”) shall automatically be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.
1.6Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.
1.7Treatment of Company Equity Awards.
(a)At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall without any further action on the part of any holder thereof, be cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, the number of shares of Purchaser Common Stock equal to its Net Exercise, net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation multiplied by the Purchaser Share Closing Price. As of the Effective Time, all Company Stock Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Section 1.7(a); provided that, if the exercise price of any such Company Stock Option is equal or greater than the Per Share Stock Consideration, such Company Stock Option shall be cancelled without any payment being made in respect thereof.
(b)Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award, less applicable tax withholdings.
(c)Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.7. Any resolutions adopted or notices or other documents issued to award holders in

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connection with Company’s implementation of this Section 1.7 shall be subject to Purchaser’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(d)At or prior to the Effective Time, Company, the Board of Directors of Company and its compensation committee, as applicable, and Purchaser, the Board of Directors of Purchaser, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, and to ensure that following the Effective Time, there are no obligations with respect to Company Equity Awards other than as set forth in this Section 1.7.
(e)For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Awards.
(ii)“Company Stock Plans” means Company’s 2007 Stock Incentive Plan, 2017 Stock Incentive Plan (as amended) and all other employee and director equity incentive plans or agreements of Company as of the date of this Agreement.
(iii)“Net Exercise” means upon the exercise of the Company Warrants or the Company Stock Options, as applicable, the “Net Number” of shares of Purchaser Common Stock determined according to the following formula:

Net Number = (A x D) - ((A x C) / B)

For purposes of the foregoing formula:

A = the total number of shares of Company Common Stock with respect to each such Company Warrant or Company Stock Option, as applicable.

B = Purchaser Share Closing Price.

C = the exercise price then in effect for the applicable Company Warrant or Company Stock Option immediately prior to the Effective Time.

D = Exchange Ratio.

(iv)“Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Purchaser Share Closing Price.
1.8Treatment of Company Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock that is listed on Section 1.8 of the Company Disclosure Schedule (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Warrant”) shall without any further

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action on the part of any holder thereof, be cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, the number of shares of Purchaser Common Stock equal to its Net Exercise, net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation multiplied by the Purchaser Share Closing Price. Section 1.8(b) of the Company Disclosure Schedule (as defined below) was accurate as of June 30, 2022. Section 1.8(c) of the Company Disclosure Schedule (as defined below) contains an accurate reconciliation of the number of outstanding warrants between June 30, 2022 and August 30, 2022. As of the Effective Time, all Company Warrants, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Section 1.8; provided that, if the exercise price of any such Company Warrant is equal or greater than the Per Share Stock Consideration, such Company Warrant shall be cancelled without any payment being made in respect thereof.
1.9Articles of Incorporation of Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Purchaser (the “Purchaser Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated By-Laws of Purchaser (the “Purchaser Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.11Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
1.12Bank Merger. Subsequent to the Effective Time, Company Bank (“Company Bank”), a Pennsylvania state chartered bank and a wholly-owned Subsidiary of Company, will merge (the “Bank Merger”) with and into Purchaser Bank (“Purchaser Bank”), a Pennsylvania state chartered bank and a wholly-owned Subsidiary of Purchaser. Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, Purchaser Bank and Company Bank entered into the agreement and plan of merger attached hereto as Exhibit B (the “Bank Merger Agreement”). Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.12.
1.13Principal Executive Offices of Surviving Corporation. The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.

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ARTICLE II
EXCHANGE OF SHARES
2.1Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Purchaser Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Sections 1.4, 1.7 and 1.8 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the merger consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.
2.2Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than ten (10) calendar days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive Purchaser Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

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(b)No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.
(c)If any certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) certificates representing shares of Purchaser Common Stock and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this Article II.
(e)Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted average closing price per share of Purchaser Common Stock (“VWAP”), as reported on the New York Stock Exchange (“NYSE”), for the 10 consecutive days on which NYSE is open for trading (each, a “Trading Day”) ending on the date that is three Trading Days prior to the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Sections 1.4, 1.7 and 1.8.
(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to the

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Surviving Corporation for payment of the shares of Purchaser Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Award in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.
(h)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
2.3Dissenting Shares.
(a)The outstanding shares of Company Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares (“Dissenting Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters’ rights under the PBCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the PBCL.
(b)If any such holder of Company Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.
(c)All payments in respect of Dissenting Shares, if any, will be made by Purchaser.

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(d)The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to the PBCL received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Subchapter D of the PBCL.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (i) as disclosed in the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Purchaser as follows:
3.1Corporate Organization.
(a)Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a Financial Holding Company under the BHC Act. Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting

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the financial services industry generally and not specifically relating to such party or its Subsidiaries, including any such changes arising out of the Pandemic or any Pandemic Measures, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F)  a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred to the extent not otherwise excluded by this proviso), (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (H) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of Company, as amended (the “Company Articles”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.
(b)Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the

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properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.
3.2Capitalization.
(a)The authorized capital stock of Company consists of 11,000,000 shares of Company Common Stock, $1.00 par value, 1,000,000 shares of Company Non-Voting Common Stock, $1.00 par value, and 1,000,000 shares of preferred stock, $1.00 par value. As of the date of this Agreement, there are (i) 8,672,606 shares of Company Common Stock issued and outstanding, which number includes 36,380 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards (assuming achievement of any applicable performance goals at the maximum level), (ii) no shares of Company Common Stock reserved for issuance upon the settlement of outstanding Other Company Equity Awards that are not Company Restricted Stock Awards, (iii) 113,353 shares of Company Common Stock held in treasury, (iv) 160,693 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (v) no shares of either Company Non-Voting Common Stock or Company Preferred Stock outstanding, (vi) 199,000 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Warrants and (vii) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. No Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, there are no trust preferred or subordinated debt securities of Company that are issued or outstanding. Other than Company Stock Options, Company Restricted Stock Awards and Company Warrants, in each case, issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity

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interests of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting Agreements. All grants of Company Equity Awards and Company Warrants were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects. All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of the underlying Company Common Stock on the date such Company Stock Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Stock Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Stock Option, and (F) the expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.
(b)Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”) except as set forth on Section 3.2(b) of the Company Disclosure Schedule, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3Authority; No Violation.
(a)Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the

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board of directors of the Company Bank and the Company as its sole shareholder. Except for the adoption of this Agreement by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
(c)Company Bank has adopted the Bank Merger Agreement and the Bank Merger Agreement has been duly executed by Company Bank.
3.4Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the marketplace for trading over-the-counter securities operated by OTC Markets Group Inc. (the “OTC Markets”), (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and Securities (the “PDBS”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the preparation and delivery of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy

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Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (the “SEC”) by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Statement of Merger with the Pennsylvania DOS pursuant to the PBCL and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (collectively, the “Company Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. As of their respective filing dates, all Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Regulatory Agency, as the case may be. Except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. No Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the applicable Regulatory Agency with which they were filed. For purposes of this Agreement, “Regulatory Agencies” means (i) any state regulatory authority, (ii) the OTC Markets, in the case of Company, or the SEC, in the

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case of Purchaser, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the PDBS, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”).
3.6Financial Statements.
(a)The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company for the fiscal quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company. Company (x) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (y) has

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disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee and a copy has previously been made available to Purchaser.
(d)Since January 1, 2019, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.
3.7Broker’s Fees. With the exception of the engagement of Stephens Inc. (“Stephens”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Stephens, related to the Merger and the other transactions contemplated hereunder.
3.8Absence of Certain Changes or Events.
(a)Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b)Except as set forth on Section 3.8 of the Company Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2021, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
3.9Legal Proceedings.
(a)Except as set forth on Section 3.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and

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there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case, that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.
3.10Taxes and Tax Returns.
(a)Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of Company and its Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6

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(or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11Employee Benefits; Employees.
(a)Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Company Subsidiary or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or under which the Company or any Subsidiaries has any liability, contingent or otherwise.
(b)Company has heretofore made available to Purchaser true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit

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Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (v) copies of all IRS Forms 1094-C and 1095-C (including verifications of filings from the IRS) for all years for which such filings were required, (vi) the current ERISA bonds, as applicable, (vii) all trust agreements, insurance policies and administration agreements relating to each Company Benefit Plan, to the extent applicable, (viii) nondiscrimination testing for the last three (3) plan years, to the extent applicable, and (ix) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan.
(c)Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. The Company, each of its Subsidiaries and each Company ERISA Affiliate has complied, and currently is in compliance, with Code Section 4980B, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder (the “PPACA”); and the Company and its Subsidiaries have not incurred (whether or not assessed, and including on account of a Company ERISA Affiliate), and does not reasonably expect to incur or be subject to, any Taxes or other penalties under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D or 4980H of the Code. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, within the past three (3) years, neither Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No Company Qualified Plan owns Company Common Stock. The only Company Qualified Plan that is subject to Section 401(k) of the Code is the Company Bank 401(k) Plan (the “Company 401(k) Plan”).
(e)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has been in documentary and operational compliance with Section 409A of the Code.
(f)None of the Company and its Subsidiaries has any current or contingent liability or obligation (including on account of any ERISA Affiliate) in respect of a single employer “pension plan” (as defined in Section 3(2) of ERISA)

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which is subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; and neither the Company nor its Subsidiaries is subject to any Company Benefit Plan-related lien under ERISA or the Code.
(g)None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or to which Code Section 413(c) applies (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries have any current or contingent liability with respect to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(h)Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(i)All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.
(j)There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. There are no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC). No written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

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(k)None of Company and its Subsidiaries nor, to the knowledge of Company, any Company ERISA Affiliate or other person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries or any Company ERISA Affiliate to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting, exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m)Except as set forth on Section 3.11(m) of the Company Disclosure Schedule, no Company Benefit Plan provides for the payment, gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(n)There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
(o)Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2018 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of

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employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(p)(i) Each individual that renders services to Company or any of its Subsidiaries who is classified as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is properly so classified for all purposes, and (ii) Company and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Company and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(q)No executive officer of Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.
(r)(i) No written allegations to the Company of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any Company Insiders, (ii) since December 31, 2019, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or director of the Company or any of its Subsidiaries, and (iii) there are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or director of the Company or any of its Subsidiaries.
3.12Compliance with Applicable Law. Company and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2019, Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act,

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the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, Company has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and since January 1, 2019 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Company Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program. Company and each of its Subsidiaries have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and

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foreign law. None of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete in all material respects and accurately reflect the assets and results of such fiduciary account.
3.13Certain Contracts.
(a)Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the Company Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would

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reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b)Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect. Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Company Contract. To Company’s knowledge each third-party counterparty to each Company Contract has performed all material obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract. No third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract as a result of the Pandemic or the Pandemic Measures.
3.14Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.
3.15Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or

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local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.17Investment Securities and Commodities.
(a)Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.
(b)Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.
3.18Real Property. Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted

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Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. The Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement.
3.19Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. To the knowledge of the Company, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.20Related Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined

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in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand.
3.21State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the PBCL or federal law.
3.22Reorganization. Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23Opinion. Prior to the execution of this Agreement, the board of directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24Company Information. The information relating to Company and its Subsidiaries which is provided by Company or its representatives for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.25Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of June 30, 2022, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2022, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of June 30, 2022, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,”

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“Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of June 30, 2022, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries,

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Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27Information Security. To the knowledge of Company, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.
3.28Dissenters’ Rights. Shareholders of Company are entitled to dissenters’ rights under Section 1571 of the PBCL.
3.29Subordinated Indebtedness. Company has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.30Mortgage Banking Business.
(a)Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Company and its Subsidiaries satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with laws.
For purposes of this Section 3.30: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as USDA Office of Rural Development), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing

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requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
3.31No Other Representations or Warranties.
(a)Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except (i) as disclosed in the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any

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Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:
4.1Corporate Organization.
(a)Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a financial holding company duly registered under the BHC Act. Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.
(b)Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.
4.2Capitalization.
(a)The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Common Stock, $1.00 par value, and 3,000,000 shares of preferred stock, $1.00 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 113,914,902 shares of Purchaser Common Stock issued and 93,378,820 shares of Purchaser Common Stock outstanding, including 313,090 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted

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Purchaser restricted shares under a Purchaser Stock Plan (as defined below) (a “Purchaser Restricted Stock Award”), and excluding 0 shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 20,536,082 shares of Purchaser Common Stock held in treasury, (iii) 0 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (iv) 585,600 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (v) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. Except as set forth in Section 4.2(a) of the Purchaser Disclosure Schedule, no trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser, other than the Voting Agreements. Other than the Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.
(b)Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3Authority; No Violation.
(a)Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The

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execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Purchaser Bank and the Purchaser as its sole shareholder. Except for the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.4Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC or the PDBS in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Statement of Merger with the Pennsylvania DOS pursuant to the PBCL, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky”

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laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5Reports. Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except as set forth on Section 4.5 of the Purchaser Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
4.6Financial Statements.
(a)The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting

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principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom),except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2019, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and

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(ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.
4.7Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events. Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
4.9Legal Proceedings.
(a)Neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case, that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.
4.10Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 4.10(a) of the Purchaser Disclosure Schedule, the federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2021 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are

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no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
4.11SEC Reports. No communication mailed by Purchaser to its shareholders since January 1, 2019 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2019 by Purchaser pursuant to the Securities Act of 1933, as amended (the “Securities Act”“) or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2019, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.
4.12Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or

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authorization is threatened. Since January 1, 2019, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.
4.13Certain Contracts.
(a)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”).
(b)Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect. Purchaser and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Purchaser Contract. To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has performed all material obligations required to be performed by it to date under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract. No third-party counterparty to any Purchaser Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Purchaser Contract as a result of the Pandemic or the Pandemic Measures.
4.14Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.
4.15State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.
4.16Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.17Purchaser Information. The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.18Information Security. To the knowledge of Purchaser, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Purchaser and its Subsidiaries.
4.19No Other Representations or Warranties.
(a)Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be

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unreasonably withheld, conditioned or delayed), (a)  Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), required by law or as consented to in writing by the other party, each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.
5.2Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);
(iii)except as set forth on Section 5.2(b)(iii) of the Company Disclosure Schedule, grant any Company Equity Awards (or any similar award that would be a Company Equity Award had it been issued under

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the Company Stock Plans) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv)except as set forth on Section 5.2(b)(iv) of the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;
(d)except for transactions in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;
(e)terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;
(f)except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) the payment of incentive compensation for completed performance periods in the ordinary course of business consistent with past practice based upon actual performance or as set forth in Section 5.2(f)(i)(A) of the Company Disclosure Schedule and (B) annual base salary or wage increases for employees who are not party to an individual change in control or similar agreement with the Company in the ordinary course of business, consistent with past practice and to a level consistent with similarly situated peer employees, that do not exceed, in the aggregate, three percent (3%) of the aggregate base salaries and wage rates in effect as of the date hereof, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control,

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retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with a job level of senior vice president or above, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $75,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g)settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by Company or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $100,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;
(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;
(l)take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
(m)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;
(n)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

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(o)except for loans or extensions of credit that have been approved prior to the date of this Agreement, (i) make, acquire or issue any new commitments for any loan or extension of credit of $750,000 or greater or (ii) renegotiate, renew, increase or modify any existing loan or extension of $750,000 or greater; provided, however, that Purchaser shall be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Purchaser;
(p)make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;
(q)make, or commit to make, any individual capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
(r)make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(s)make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(t)knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(u)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a)amend its articles of incorporation, its bylaws, its regulations or comparable governing documents of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;
(b)adjust, split, combine or reclassify any capital stock;

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(c)adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;
(d)make any written communications to the employees of the Company or any of its Subsidiaries without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed;
(e)take any action or knowingly fail to take any action where such action or failure to act is intended to or could reasonably be expected to result in (i) any of the Purchaser’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, (iii) the Merger being prevented or impeded from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iv) a material violation of this Agreement, except, in the case of clauses (i), (ii) and (iv), as may be required by applicable law; or
(f)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)Promptly after the date of this Agreement, Purchaser and Company shall prepare and disseminate to holders of Company Common Stock, the Proxy Statement and Purchaser shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(b)The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any

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applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. Purchaser and Company shall have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably, diligently, and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall, in good faith, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(c)In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser or permit Company to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d)Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to

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state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.
(e)To the extent permitted by applicable law, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the PDBF and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.
6.2Access to Information.
(a)Upon reasonable notice and subject to applicable laws (including Pandemic Measures), the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to the Purchaser’s properties, books, personnel and records. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding

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agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 19, 2022, between Purchaser and Company (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3Shareholders’ Approvals. Company shall, in accordance with applicable laws, the Company Articles and the Company Bylaws, call, give notice of and convene a meeting of its shareholders (the “Company Meeting,”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. The Board of Directors of Company shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may (but shall not be required to), prior to the receipt of the Requisite Company Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after

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receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Company shall adjourn or postpone the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.
6.4Legal Conditions to Merger. Subject in all respects to Sections 6.1, 6.3 and 6.12 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.
6.6Employee Benefit Plans.
(a)During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide each of the employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employee prior to Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of the Company and its Subsidiaries who is

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terminated by the Company without cause at the Purchaser’s request on the Closing Date or by Purchaser without cause within six (6) months following the Closing Date shall be entitled to severance payments equal to two (2) weeks of base salary for each full year of service with Company, with a minimum benefit of four (4) weeks of base salary and a maximum benefit of twenty-six (26) weeks of base salary, in all cases subject to Purchaser’s severance practices and such employee’s execution of a release of claims in a form reasonably acceptable to Purchaser and paid without duplication of any other severance or termination benefit for which such employee is eligible. Notwithstanding the foregoing, the requirements of this Section 6.6(a) shall not apply to any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides a CIC Payment.
(b)With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.
(c)If Purchaser so requests (which request shall be made not less than thirty (30) days prior to the Effective Time), the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.
(d)Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, the Company shall take any and all actions and adopt such necessary resolutions to terminate the Company 401(k) Plan effective as of the date immediately preceding the Closing Date and adopt such amendments to the Company 401(k) Plan to terminate the Company 401(k) Plan and effectuate the provisions of this Section 6.6(d). The form and substance of

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all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and the Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the Board of Directors of the Company and shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger, the Company shall, or shall cause its applicable Affiliate to, provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, (ii) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date, and (iii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be contributed by the Company as soon as administratively feasible after the Company 401(k) Plan termination date. As soon as practicable following the termination of the Company 401(k) Plan, the account balances in the Company 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the Company 401(k) Plan, Purchaser shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Purchaser (the “Purchaser 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding participant loans) at the time of such distribution from the Company 401(k) Plan in the form of cash in an amount equal to the full account balance distributed to such Continuing Employee (excluding all participant loans) from the Company 401(k) Plan to the Purchaser 401(k) Plan.
(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(a) but will receive the CIC

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Payment to the extent it is required to be paid under such agreement. The CIC Payments of the Company employees set forth on Section 6.6(f) of the Company Disclosure Schedule, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 6.6(a), unless such Company employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.
(g)Notwithstanding any other provisions, the Surviving Corporation agrees to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the Closing Date under the Company Benefit Plans; provided, Purchaser may replace such Company Benefit Plans with a similar benefit plan of Purchaser. Purchaser hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time. With respect to certain employees who are party to change in control agreements with Company, each of whom is named on Section 6.6(g) of the Company Disclosure Schedules, Company shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to Company, Purchaser and such employee, setting forth the method in which his or her rights under the change in control agreement will be settled. Company shall make the payments required under such change in control, settlement or similar agreements.
(h)As soon as reasonably practicable following the date of this Agreement, Company and Purchaser shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of Company or Purchaser who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the chief executive officers of Purchaser and Company shall mutually agree.
6.7Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, each of Purchaser and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Articles, Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence

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as of the date hereof; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Articles, Company’s Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b)Prior to the Effective Time, Company, in consultation with and subject to the approval of Purchaser, shall obtain a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy providing coverage not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost, on an annual basis, is less than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Company shall, in consultation with and subject to the approval of Purchaser, obtain policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.
(c)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.
6.9Advice of Changes. Purchaser and Company shall each promptly (but in any event within 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each

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case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.
6.10Dividends. After the date of this Agreement, each of Purchaser and Company shall coordinate with the other the declaration of any dividends in respect of Purchaser Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.
6.11Corporate Governance. Prior to the Effective Time, the Board of Directors of Purchaser shall take all actions necessary so that Patricia Husic shall be appointed to the Board of Directors of Purchaser and Purchaser Bank as of the Effective Time (such appointed directors, the “Company Designated Directors”). The Company Designated Director shall be a director of the Company immediately prior to the Effective Time as mutually agreed to by the Company and Purchaser.
6.12Acquisition Proposals.
(a)Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a); provided, that, prior to the adoption of this Agreement by the shareholders of Company by the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including

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any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company.
(b)Nothing contained in this Agreement shall prevent Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
6.13Public Announcements. Company and Purchaser shall each use its reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that any initial press release to be issued with respect to the transactions contemplated hereby shall be in mutually agreed form.
6.14Change of Method. Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.
6.15Restructuring Efforts. If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or

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postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to Company shareholders for adoption.
6.16Takeover Statutes. None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17Exemption from Liability Under Section 16(b). Company and Purchaser agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Board of Directors of Purchaser and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18Assumption of Company Debt. Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Purchaser, or Purchaser Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Company or Company Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Purchaser shall, and shall cause Purchaser Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if

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applicable, and (ii) Company shall, and shall cause Company Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.
6.19Bank Merger. Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to the Bank Merger Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Vote.
(b)NYSE Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.
(c)Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
7.2Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent

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such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.
(b)Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.
(c)Federal Tax Opinion. Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
(d)Limitation on Dissenting Shares. As of the Closing Date, the holders of no more than five percent (5.0%) of the Company Common Stock that is issued and outstanding shall have taken the actions required by the PBCL to qualify their Company Common Stock as Dissenting Shares.
7.3Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of 4.3(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an

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earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.
(b)Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.
(c)Federal Tax Opinion. Company shall have received the opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Company:
(a)by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;
(b)by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated

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by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)by either Purchaser or Company if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d)by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) calendar days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) shall have breached its obligations under Section 6.3 or Section 6.12; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after the commencement of such tender or exchange offer; or
(f)by the Company in the event the Company so determines, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:
(i)the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and

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(ii)(x) the Purchaser Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);
subject, however, to the following three (3) sentences. If Company elects to exercise the termination right pursuant to this Section 8.1(f), Company shall give written notice to Purchaser not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.80, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Purchaser Ratio. If Purchaser so elects within such five (5)-day period, it shall give prompt written notice to Company of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(f), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the VWAP of Purchaser Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Company Shareholder Approval is obtained.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index or, if such index is not available, “Index Group” shall mean the KBW Nasdaq Bank Index.

“Index Price” means the closing price on any given Trading Day of the Index Group.

“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $14.86.

If Purchaser or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the

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Determination Date, the prices for the Purchaser Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 8.1(f).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2Effect of Termination.
(a)In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
(b)
(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, the Board of Directors or senior management of the Company shall have received or there shall have been publicly announced a bona fide Acquisition Proposal with respect to Company that has not been withdrawn or abandoned prior to such termination and (A) (x) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) and Company shall have failed to obtain the Requisite Company Vote or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $6,000,000.00 (the “Termination Fee”); provided that for purposes of this Section 8.2(b) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.
(ii)In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee on the date of termination.
(c)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum

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aggregate amount of monetary fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee.
(d)Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” as published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty.
8.3Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after adoption of this Agreement by the respective shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.4Extension; Waiver.
At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Company, there may not be, without further approval of the shareholders of Company, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
9.1Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents, on a date which shall be the later of (i) January 1, 2023, or (ii) three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by

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their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).
9.2Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.3Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and Company.
9.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.4 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.4, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)if to Company, to:
Centric Financial Corporation
4320 Linglestown Road
Harrisburg, PA 17112
Attention: Patricia Husic, Chief Executive Officer

With a required copy (which shall not constitute notice) to:
Stevens & Lee, P.C.
17 North Second Street, 16th Floor
Harrisburg, PA 17101
Attention: Charles J. Ferry
(b)if to Purchaser, to:
First Commonwealth Financial Corporation
601 Philadelphia Street
Indiana, PA 15701
Attention: T. Michael Price, President and Chief Executive Officer

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With a required copy (which shall not constitute notice) to:
First Commonwealth Financial Corporation
601 Philadelphia Street
Indiana, PA 15701
Attention: Matthew C. Tomb, EVP, Chief Risk Officer & General Counsel
and
Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
Attention: James J. Barresi
9.5Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 9.5 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 9.5 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Cincinnati, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC or OTC Markets and publicly available on EDGAR or other applicable system for OTC Markets filings prior to the date hereof, (v)  the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (vi) “ordinary course” and “ordinary course of business” with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars.

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9.6Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.7Entire Agreement. This Agreement (including the Disclosure Schedules and the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.8Governing Law; Jurisdiction.
(a)This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law (whether of the Commonwealth of Pennsylvania or any other jurisdiction).
Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.
9.9Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted

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assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.11Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 9.11 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.
9.12Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version

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thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

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IN WITNESS WHEREOF, First Commonwealth Financial Corporation and Centric Financial Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
First Commonwealth Financial Corporation

By: /s/ T. Michael Price
    Name: T. Michael Price
    Title: President and Chief Executive Officer

Centric Financial Corporation

By: /s/ Patricia A. Husic
    Name: Patricia A. Husic
    Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A
Form of Voting Agreement

A-1

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Exhibit B
Agreement of Merger of Centric Bank
with and into
First Commonwealth Bank

B-1

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